Exhibit 99.1

Asure Software Reports Record Revenue and Solid Financial Results for
2015 Second Quarter

In thousands, except per share data	Q2 2015	Q2 2014	% Change	YTD Q2 2015	YTD Q2 2014	% Change
Revenue	$7,159	$6,548	up 9%	$13,491	$13,075	up 3%
Gross Margin	$5,280	$5,175	up 2%	$9,960	$10,144	down 2%
Net income (loss)	$95	$15	up 533%	$(388)	$(515)	up 25%
EBIDTA, excluding one-times*	$1,385	$1,179	up 18%	$2,357	$2,319	up 2%
Diluted net income (loss) per share, excluding one-times*	$0.04	$0.02		$0.00	$0.00

AUSTIN, Texas, August 12, 2015 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workplace management software, announced results for the second quarter ended June 30, 2015.

Strategic Highlights

•	Hoteling demand continues to increase - closed on seven hoteling deals, including solutions for Fiserv, Genpact, and Rogers Communications.

•	Migrated 89 clients from on-premise to on-demand products, representing a 46% increase over the same quarter last year.

•
Previously arranged multi-year technology transfer agreement with MPAY, agreed to in 2012, resulted in recognizing revenue of $200,000 this quarter with $600,000 of deferred revenue to be recognized ratably over the next three years.

•	Implemented a strategic channel sales strategy which led to the signing of one of the largest IT integrators in South Africa and another in Brazil.

•
The company is introducing backlog as a metric this quarter. The quantification of backlog will lead to more transparency and visibility of revenue growth. We define backlog as sales bookings that have not yet turned into revenue or deferred revenue, including both repetitive and non-repetitive product lines. For repetitive products, one year’s value is included in backlog. Backlog at June 30, 2015 is $2.2 million.

Results

•	Cloud bookings, including PSSI, decreased by 23% from the second quarter of 2014, but increased by 103%, excluding PSSI.

•	Revenue for the quarter was $7.2 million as compared to $6.5 million in the second quarter of 2014, an increase of 9%.

•
Recurring revenue as a percent of total revenue was 70% for the quarter as compared to 78% in the second quarter of 2014. This decrease is primarily the result of a shift in our revenue mix due to strong hardware and professional services revenue in the quarter.

•	Gross margin for the quarter was $5.3 million compared to $5.2 million in the second quarter of 2014, an increase of 2%.

•	EBITDA* excluding one-time items* for the quarter was approximately $1.4 million compared to $1.2 million in the second quarter of 2014, an increase of 18%.

•	Second quarter net income per share, excluding one-times*, was $0.04 compared to $0.02 in the second quarter of 2014.

•
Cash flow provided by operating activities for the quarter was $316,000 compared to $676,000 in the second quarter of 2014, representing a decrease of 53%.  Cash flow provided by operating activities year to date was $862,000 compared to $747,000 in the first half of 2014, an increase of 15%.

Pat Goepel, Chief Executive Officer of Asure Software commented, “We are continuing to see the growth of the hoteling, hotdesking, and mobile workforce around the world. With recent wins across numerous Fortune 1000 companies over the last four months, we are well positioned to build on this momentum going into the last half of the year. As we anticipated, we solved our hardware inventory delay challenges. We’re really starting to hit our stride and are excited to see the continuation of the progress we’ve made this quarter as we work to sign additional technology partners, continue to innovate our products, work through our partner channels and as more of the market understands the scope of the products and services we provide in supporting the digital workplace. ”

Brad Wolfe, Asure’s Chief Financial Officer added, “The Company is well-positioned to drive bookings growth, revenue and EBITDA moving forward. We expect to continue our Q2 performance throughout the remainder of year and forward. Accordingly, we reaffirm our 2015 guidance as stated in our fourth quarter 2014 earnings release.”

Please see below for details around Asure’s financial results.

Company Outlook
$000s	FY 15
Revenue	$30,000
EBITDA, excluding one-time items	$5,600
Net income per share, excluding one-time items	$0.25

Conference Call Details
Asure will follow this announcement with a conference call for the investment community on Wednesday, August 12, 2015 at 11:00 a.m. ET, (10:00 a.m. CT) to further discuss the quarter and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer and Brad Wolfe, Chief Financial Officer. To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544. The conference ID for all callers is 98756427.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call at http://investor.asuresoftware.com/.

About Asure Software
Asure Software, Inc., (Nasdaq:ASUR) is headquartered in Austin, Texas with regional headquarters in London, England. Asure helps companies better manage their global, mobile workforces with cloud-based and mobile solutions that bring people, time, space and assets together in a meaningful way. The company serves approximately 6,000 clients worldwide with workplace and workforce management solutions that offer innovative ways to help meet the needs of an agile workforce. For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11986

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

For more information contact:

Brad Wolfe, CFO
Asure Software, Inc.
888-323-8835
bwolfe@asuresoftware.com

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$213	$320
Accounts receivable, net of allowance for doubtful accounts of $128 and $120 at June 30, 2015 and December 31, 2014, respectively	5,159	5,295
Inventory	313	170
Prepaid expenses and other current assets	1,516	1,303
Total current assets	7,201	7,088
Property and equipment, net	2,188	1,539
Goodwill	17,441	17,500
Intangible assets, net	7,096	8,322
Other assets	803	19
Total assets	$34,729	$34,468
Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$844	$750
Accounts payable	2,124	1,533
Accrued compensation and benefits	239	350
Other accrued liabilities	989	1,128
Deferred revenue	10,409	10,641
Total current liabilities	14,605	14,402
Long-term liabilities:
Deferred revenue	833	475
Notes payable	13,928	14,381
Other liabilities	631	739
Total long-term liabilities	15,392	15,595
Stockholders’ equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 11,000 shares authorized; 6,674 and 6,434 shares issued, 6,290 and 6,050 shares outstanding at June 30, 2015 and December 31, 2014, respectively	67	64
Treasury stock at cost, 384 shares at June 30, 2015 and December 31, 2014	(5,017)	(5,017)
Additional paid-in capital	279,337	278,656
Accumulated deficit	(269,534)	(269,146)
Accumulated other comprehensive loss	(121)	(86)
Total stockholders’ equity	4,732	4,471
Total liabilities and stockholders’ equity	$34,729	$34,468

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED June 30,		FOR THE SIX MONTHS ENDED June 30,
	2015	2014	2015	2014
Revenues	$7,159	$6,548	$13,491	$13,075
Cost of sales	1,879	1,373	3,531	2,931
Gross margin	5,280	5,175	9,960	10,144

Operating expenses
Selling, general and administrative	3,612	3,495	7,061	6,857
Research and development	743	855	1,481	1,576
Amortization of intangible assets	504	497	1,009	994
Total operating expenses	4,859	4,847	9,551	9,427

Income from operations	421	328	409	717

Other income (loss)
Loss on lease termination	-	-	(110)	-
Gain on settlement of note payable and litigation	-	-	-	1,034
Loss on debt refinancing	-	-	-	(1,402)
Foreign currency translation gain (loss)	3	(10)	(8)	(12)
Interest expense and other	(279)	(264)	(561)	(721)
Interest expense- amortization of original issue discount (OID)	(8)	(4)	(16)	(54)
Total other loss, net	(284)	(278)	(695)	(1,155)

Income (loss) from operations before income taxes	137	50	(286)	(438)
Income tax provision	(42)	(35)	(102)	(77)
Net income (loss)	$95	$15	$(388)	$(515)
Other comprehensive income (loss):
Foreign currency loss	(41)	(10)	(35)	(18)
Other comprehensive income (loss)	$54	$5	$(423)	$(533)

Basic and diluted net income (loss) per share
Basic	$0.02	$0.00	$(0.06)	$(0.09)
Diluted	$0.02	$0.00	$(0.06)	$(0.09)
Weighted average basic and diluted shares
Basic	6,066,000	5,979,000	6,061,000	5,975,000
Diluted	6,231,000	6,364,000	6,061,000	5,975,000

ASURE SOFTWARE, INC.
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(388)	$(515)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	1,553	1,367
Provision for doubtful accounts	40	-
Share-based compensation	98	81
Gain on settlement of note payable and litigation	-	(1,034)
Loss on debt refinancing	-	1,402
Other	26	54
Changes in operating assets and liabilities:
Restricted cash	-	250
Accounts receivable	96	474
Inventory	(143)	(183)
Prepaid expenses and other assets	(922)	(15)
Accounts payable	572	(264)
Accrued expenses and other long-term obligations	(196)	(10)
Deferred revenue	126	(860)
Net cash provided by operating activities	862	747

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(989)	(290)
Disposals of property and equipment	18	-
Collection/(Issuance) of note receivable	-	9
Net cash used in investing activities	(971)	(281)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	2,500	15,000
Payments on notes payable	(2,875)	(16,436)
Payments on amendment of senior notes payable	(75)	(704)
Debt financing fees	-	(565)
Payments on capital leases	(97)	(67)
Insurance proceeds for settlement of notes payable dispute, net of expenses	-	373
Net proceeds from exercise of stock options	585	21
Net cash provided by (used in) financing activities	38	(2,378)

Effect of foreign exchange rates	(36)	(21)

Net decrease in cash and cash equivalents	(107)	(1,933)
Cash and cash equivalents at beginning of period	320	3,938
Cash and cash equivalents at end of period	$213	$2,005

SUPPLEMENTAL INFORMATION:
Cash paid for:
Interest	$586	$697

Non-cash Investing and Financing Activities:
Note receivable from customer	601	-

*Non-GAAP Financial Measures
This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See the “Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)” and the “Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items” tables included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies. EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company’s GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

Free Cash Flow is computed by subtracting capital expenditures from cash flow from operations, each as determined in accordance with GAAP and as reflected in the statement of cash flows.

Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA) and EBITDA Excluding One-time items

FOR THE THREE MONTHS ENDED

$000s	June 30, 2015	June 30, 2014
Net Income	95	15
Interest and amortization of OID	287	268
Tax	42	35
Depreciation	158	109
Amortization	610	572
Stock Compensation	12	42
EBITDA	1,253	1,041
One-time items	132	138
EBITDA excluding one-time items	1,385	1,179

FOR THE SIX MONTHS ENDED

$000s	June 30, 2015	June 30, 2014
Net Loss	(388)	(515)
Interest and amortization of OID	577	775
Tax	102	77
Depreciation	332	222
Amortization	1,221	1,145
Stock Compensation	98	81
EBITDA	1,942	1,785
One-time items	415	534
EBITDA excluding one-time items	2,357	2,319

Reconciliation of GAAP Net Earnings to Net Earnings Excluding One-time items

$000s	FOR THE THREE MONTHS ENDED June 30
	2015	2014
Net Income	95	15
Legal & Professional Services	10	52
Severance, Recruitment & Relocation	-	73
Other one-time items (net)	122	13
Sub-total excluding Taxes	132	138
Sub-total one-time items	132	138
Net Income excluding one-time items	227	153

$000s	FOR THE SIX MONTHS ENDED June 30
	2015	2014
Net Loss	(388)	(515)
Loss on Debt Refinancing	-	1,402
Gain on Settlement of Note Payable and litigation	-	(1,034)
Legal & Professional Services	18	80
Severance, Recruitment & Relocation	55	73
Other one-time items (net)	342	13
Sub-total excluding Taxes	415	534
Sub-total one-time items	415	534
Net Income excluding one-time items	27	19